SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary proxy statement
[ ]	Definitive proxy statement
[X]	Definitive additional materials.
[ ]	Soliciting material under Rule 14a-12.
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

THE NEW GERMANY FUND, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The New Germany Fund, Inc.

Dear Stockholder:

        Your Fund is being threatened by a group of hedge funds. Phil Goldstein, the leader of this group, wants you to believe that open-ending or liquidation is in your best interests. In the materials he has sent to you, he misleadingly paints himself as a champion of stockholder rights with an agenda to help all stockholders.

        Why then, when he conducted a similar fight against the Fund last year, did he not even show up at the meeting to turn in the proxies he received from stockholders who supported him? Will he do the same thing this year?

        Institutional Shareholder Services (ISS), a leading independent proxy advisory firm, recommends that stockholders support the Fund’s nominees and vote against the dissidents’ proposals 3, 4 and 5. ISS states that “...Mr. Goldstein’s proposal may favor Fund investors who currently plan to liquidate their shares to the detriment of continuing long-term investors.”

        Regardless of the number of shares you own, your vote is very important. We urge you to vote FOR your Board’s nominees and AGAINST the dissidents’ proposals (proposals 3, 4, and 5). Please complete, sign and date the enclosed White Proxy Card and return it in the enclosed postage-paid envelope, or please refer to the instructions on the White Proxy Card for you to vote by telephone or Internet. Mr. Goldstein’s solicitation is not endorsed by the Fund or your Board. Please only fill out the White Proxy Card.

        Please do not be misled by Goldstein’s rhetoric. It is important that you take time to look at the issues:

1.	How has your Fund performed?

Any investment will experience volatility over time. What cannot be argued (although Goldstein tries his best to do so) is that your Fund has an excellent performance track record in the short- and long-term. Just look:

•	The Fund outperformed its benchmark for each of the past 1, 3, 5, and 10 year periods.
•	The Fund’s 10-year average annual market return is 9.49%, nearly four times annual average benchmark return for the same period.
•	The German midcap market has increased in volatility since 1998 (i.e., since the technology bubble). Our outperformance over the past ten years shows our long-term success in both volatile and negative equity markets.
•	Our total return was 30.50% in 2005 and 19.94% in 2004, significantly beating the benchmark.
•	A $10,000 investment in the Fund at March 31, 2003 would have grown in market value to $40,133 by March 31, 2006.

2.	How will open-ending affect your investment in the Fund?

•	An open-end fund is forced to keep some of its assets in cash or liquid securities to meet redemptions. A manager of a closed-end fund, such as The New Germany Fund, can invest all of the fund’s money for the benefit of stockholders.
•	Small- and mid-cap stocks, in which the Fund focuses, have limited liquidity. Sales by the Fund to raise cash to pay redemptions could lower the price of those stocks and harm performance.
•	Redemptions are inevitable if your Fund open-ends, which would shrink the size of the Fund, increase the expense ratio, and likely force the Fund to liquidate.

The New Germany Fund, Inc.

        How can Mr. Goldstein’s proposals be to the advantage of anyone who wants to continue to have the opportunity to enjoy the performance that they have experienced as a stockholder of the Fund?

3.	Who is best served to protect the interests of all shareholders?

•	No Director of the Fund is an employee of Deutsche Asset Management, the manager of your Fund. We have no interest in the fees that are paid to the manager. Our concern, and our fiduciary obligation, is the performance of the Fund and the protection of all stockholders’ interests.
•	Mr. Goldstein’s concern is for the investors in his hedge funds. His agenda is clearly one with a short term objective: Force the Fund to open-end so he can get out.

        If you have any questions, please contact The Altman Group, Inc. toll-free at 1-800-884-5101. We thank you for your support.

Sincerely, The Board of Directors of The New Germany Fund

Please be sure to complete, sign and date the enclosed White Proxy Card to ensure that your vote is counted.

Your Board of Directors strongly urge you top vote FOR the re-election of three experienced Directors of the Fund (Proposal 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Fund’s independent auditors (Proposal 2), and AGAINST Proposals 3, 4 and 5.

If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the White proxy voting form it will send you.

Please do not send back any green proxy card you receive – even to vote against Mr. Goldstein. Doing so may override your vote to support your Fund.

If you have already returned a green proxy card, you can still support your Fund by returning a White Proxy Card. Only your latest dated proxy card will count.

Since time is short, you can quickly and easily vote your shares by phone or Internet. Please refer to the instructions on the enclosed White Proxy Card.